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                                                                    EXHIBIT 10.5


                              TAX SHARING AGREEMENT



         AGREEMENT dated as of May 20, 1998, by and among SGH Holdings, Inc. ("Parent"), a Delaware corporation, and its subsidiary, Tri-State Outdoor Media Group, Inc, a Kansas corporation (hereinafter referred to as the "Consolidated Subsidiary" or as a "member"). This Agreement shall apply to taxable years ending on or as of December 31, 1998.


                              W I T N E S S E T H:

         WHEREAS, Parent has elected to file a consolidated Federal income tax return under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder (the "Regulations"); and

         WHEREAS, under the provisions of the Code, the consolidated return generally must include all corporations controlled by Parent within the meaning of the Code and Regulations governing consolidated Federal income tax returns; and

         WHEREAS, Parent and its Consolidated Subsidiary (the "Group" or "Parent Consolidated Group") desire to agree with respect to the allocation and payment of taxes and the accounting therefor and the participation and cooperation by members of the Group in coordinated tax planning and in other matters related to the consolidated tax return of the Group; and

         WHEREAS, it is the purpose and intention of the parties hereto that the allocation of the consolidated United States income tax liability and certain state tax liability, where combined or consolidated state tax returns are filed, to each member of the Parent Consolidated Group shall fairly preserve the economic privileges and rights which would have accrued to each of them from the filing of separate returns.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained, the parties hereto agree as follows:

         1. Agreement to File Consolidated Returns. Parent agrees that each year it will cause the Consolidated Subsidiary to join in a consolidated Federal income tax return under the Code and agrees to file such a return. Any decisions with respect to the timing, filing or content of such returns, including the items of income, deduction or credit of the Consolidated Subsidiary included in such return, or with respect to the resolution of any dispute concerning the returns, or with respect to the computation of any payment or allocation with respect to estimated tax payments or tax payments hereunder, shall be made by both parties, subject to Section 8.9 of this Agreement. If the
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parties cannot resolve such dispute, they shall submit such dispute for resolution to a mutually acceptable independent accounting firm of national reputation or independent accounting firm of national reputation, which shall determine and report to the parties upon such dispute and such report shall be final, binding and conclusive on the parties.

         2. Computation of a Member's Tax Liability. If a Consolidated U.S. income tax return is filed by Parent as the common parent, the total U.S. tax liability of each member shall be determined as follows:

                  2.1 Separate Return Basis. With respect to each member, an amount equal to such member's U.S. tax liability for the year determined on a separate return basis.

                  2.2 Tax Rates. Each member shall apply the corporate rate imposed by Section 11(b) of the Code to its taxable income determined on a separate return basis and the corporate rate imposed by Section 55 of the Code in computing its tentative minimum tax, if any.

                  2.3 Tax Credits. Except as specifically provided herein, all tax credits (including the investment tax credit, the research and development tax credit, the foreign tax credit, the minimum tax credit and any other available tax credits) shall be allowed to each member of the Group to the same extent each such credit would be allowable on a separate return basis. In the case of the investment tax credit, recapture shall be calculated on all premature retirements of investment credit property on a separate company basis, except that in the case of retirements of investment property acquired in years for which the investment tax credit is carried forward in the computation of separate tax liability, the recapture shall reduce the investment credit carried forward. In the case of the foreign tax credit, with respect to taxes paid to foreign countries or possessions of the United States, Parent shall have the option to elect whether or not a foreign tax credit shall be claimed or whether deductions shall be taken with respect to such taxes. Any such election made by Parent for consolidated return years shall be binding on each member. If an election is made to claim a foreign tax credit, foreign taxes deemed paid pursuant to the applicable provisions of the Code shall be included in the computation of taxes paid to foreign countries or possessions of the United States.

                  2.4 Preference Income. The annual preference income exemption, if any, shall be allocable to each member of the Group to the extent that it would be allowable on a separate return basis.

                  2.5 Other Items. The allocation of any other item not specifically addressed herein, including adjustments that would arise through consolidation of group members for Federal tax purposes, which could affect the computation of the separate tax liability of a member, shall be determined by the President of Parent on a fair and equitable basis.

         3.0 Computation of a Member's Income. A member's tax liability will be based upon each member's taxable income, which will be determined in accordance with the terms hereof as if such member had filed on a separate basis for the period in question and for all prior periods.

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                  3.1 Dividends Received Deduction. In computing a member's
taxable income, dividends received from members of the Group will qualify for the 100% dividends received deduction. The dividend received deduction attributable to other sources shall be allowed consistent with the provisions of the Code and the Regulations applicable to corporations filing separate returns.

                  3.2 Determination of Gains and Losses on Securities Transactions. A determination of short-term or long-term capital gains and ordinary or capital losses on securities transactions shall be made on a separate company basis.

                  3.3 Allowances of Operating Losses and Carrybacks and Carryovers of Other Tax Attributes. Separate tax attributes of a member will be given effect in determining the member's separate income tax liability, including the member's net operating losses for all years prior to this Agreement.

                  3.4 Other Items. The treatment of any other item not specifically addressed herein, including adjustments that would arise through consolidation of group members for Federal tax purposes, which could affect the computation of a member's income, shall be determined by the President of Parent on a fair and equitable basis.

         4. Payment of Taxes. Parent shall have the authority to make tax payments due to the IRS, and to collect all refunds based on income of the Group in a timely manner, including extensions of time to file.

                  4.1 Estimated Tax Payments. Each Consolidated Subsidiary shall determine as of May 15, July 15, October 15 and January 15 (hereinafter referred to as a "Determination Date") the estimated amount of tax required to avoid a penalty under Section 6655 of the Code and payable to Parent on taxable income for the year to date through the fiscal period ending nearest to the Determination Date in accordance with the provisions of this Agreement and shall pay over to Parent the amount so determined, less any prior estimated payments made, within fifteen (15) days following such Determination Date.

                  4.2 Basis for Determination of Estimated Tax.. The estimated tax shall be determined by applying the tax rate specified in Section 2 hereof to the taxable income of each member of the Group for the period ending on the Determination Date, which shall be computed in accordance with this Agreement. The resulting estimated tax liability at the Determination Date shall be reduced by any known tax credits to which the Consolidated Subsidiary is entitled on a separate return basis. Each Consolidated Subsidiary shall make the determination in accordance with the foregoing sentences of this subsection.

                  4.3 Underpayment or Overpayment of Estimated Tax. Upon the filing of the consolidated tax return of the Group with the IRS for each year, Parent shall compute on a separate return basis the underpayment or overpayment of estimated taxes remitted by each Consolidated


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Subsidiary and shall, within fifteen (15) days after filing the return, refund or otherwise pay any overpayment to the Consolidated Subsidiary. Any overpayment refunded hereunder shall include interest received, if any, by the Parent with respect to such overpayment. Any underpayment of estimated tax shall be due and payable to Parent not later than fifteen (15) days after the Consolidated Subsidiary has been billed for the same. Each Consolidated Subsidiary shall pay interest and penalties to Parent at the annual rate then required by the Code or Regulations for underpayment of estimated taxes from the date on which such payment was originally due to the date of payment. All such payments made after the underpayment becomes due and payable shall be applied first, to satisfy the estimated tax liability currently payable, and second, to satisfy the underpayment of any prior year's tax.

                  4.4 Limitation on Payment. Notwithstanding any other provision of this Section 4, no Consolidated Subsidiary shall pay to the Parent on any Determination Date or with respect to any taxable year more than its proportionate share of actual consolidated Federal taxes paid by the Parent for the period to which the Determination Date relates or such taxable year, as the case may be. The proportionate share of consolidated Federal taxes for each member shall be found in a fraction, the numerator of which is the separate return liability of the member and the denominator of which is the sum of the separate return liabilities of all such members. After giving effect to a tax loss, if any, for any Consolidated Subsidiary included in the Group. Parent shall allocate to any Consolidated Subsidiary having a tax loss in the period, the tax benefit which fairly reflects the reduction in Parent's Consolidated Federal taxes attributable to such Consolidated Subsidiary's tax loss. In addition, if a new member is admitted to the Parent Consolidated Group under subsection 8.4 hereof no original Consolidated Subsidiary shall pay to the Parent on any Determination Date more than it would have paid had the new member not been a part of the Parent Consolidated Group.

                  4.5 Indemnification. The Parent agrees to indemnify and hold harmless the Consolidated Subsidiaries against and from any claims against the Consolidated Subsidiaries of liability for income taxes, interest and penalties arising therefrom with respect to any period and any taxing authority as to which the Parent has filed a consolidated return including the Consolidated Subsidiaries.

         5. IRS Examinations.

                  5.1 Conduct of Examination. Each of the Consolidated Subsidiaries agrees that Parent shall have the responsibility for conducting the IRS Agents' examinations for the Parent Consolidated Group. All costs and expenses of the examination, including the expense of defending any adjustments or proposed adjustments, which are directly identifiable with a particular Consolidated Subsidiary shall be billed to such subsidiary. All costs and expenses not specifically identifiable with a particular Consolidated Subsidiary or Subsidiaries shall be borne and paid by Parent.

                  5.2 Cooperation in Examination. Each Consolidated Subsidiary agrees that it will inform Parent promptly of all questions raised by IRS Agents in conducting an examination of tax

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returns at such subsidiary's office and shall cooperate with Parent's accountants and tax advisors and counsel in working with the IRS Agents and in responses to proposed IRS adjustments.

                  5.3 Agreements as to Settlement. Each Consolidated Subsidiary agrees that any adjustment to its tax liability arising out of an examination by the IRS shall be computed on the basis of agreements reached between Parent and the IRS that are fair and equitable to the Parent and the Consolidated Subsidiaries or on the basis of a decision of the Tax Court or other Court where applicable.

                  5.4 Additional Tax Due. Upon final settlement, through judicial or administrative determination, of adjustments to the consolidated Federal income tax returns proposed by the IRS, the tax liabilities of each Consolidated Subsidiary for the year or years under examination shall be redetermined pursuant to Section 2 of this Agreement based upon adjustments made by the IRS and agreed upon by Parent in the settlement agreement as if such subsidiary had filed a separate tax return. If the adjustments result in additional tax for such Consolidated Subsidiary, it shall pay to Parent interest and any penalties from the date on which Parent received a final settlement from the IRS for adjustment to the taxes. Interest and penalties for such period or periods in question shall be computed at the rate used by the IRS. The liability for interest and penalties shall be computed for such Consolidated Subsidiary without regard to the liability for or refund of interest of the Consolidated Group, provided, however, that the amount paid by the Consolidated Subsidiary for penalties and interest cannot exceed the amount of penalties and interest paid by Parent on account of such adjustment. Any additional liability for tax, interest and penalties shall be due and payable to Parent not later than fifteen
(15) days after the Consolidated Subsidiary has been billed for the same.

                  5.5 Refunds of Tax. If the adjustments agreed upon with the IRS result in a refund of taxes to a Consolidated Subsidiary, Parent shall pay to such Subsidiary interest from the original due date of the return with respect to which such refund relates to the date on which Parent received final settlement from the IRS for the adjustment to taxes and shall be calculated at the rates used for the period or periods in question by the IRS. The refund of interest shall be computed for such Consolidated Subsidiary without regard to the refund of or liability for interest of the Consolidated Group. Parent shall refund any tax and interest due such Consolidated Subsidiary within fifteen (15) days after receiving final settlement from the IRS.

         6. Furnishing of Tax Information to Parent. Each Consolidated Subsidiary shall deliver to the President of Parent on or before the 15th day of February in each year (or such later date as is acceptable to the President of Parent) such documents and other information as may be requested by the President of Parent in order to prepare a Federal income tax return for the Consolidated Subsidiary on a separate basis for the preceding fiscal year.

         7. Adjustments for Tax Attributes as a Result of Deconsolidation. If a Consolidated Subsidiary shall cease to be included in the Parent Consolidated Group and thereafter shall earn a tax attribute which is carried back to a consolidated return year, the Consolidated Subsidiary shall


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furnish to Parent any and all data relating to the tax attribute and which may be necessary or helpful in connection with the preparation by Parent of a Parent Consolidated Group refund claim with respect to such tax attribute. Parent shall prepare such Parent Consolidated Group refund claim and shall file such Parent Consolidated Group refund claim with the IRS on or before the expiration of the statute of limitations with respect thereto. Each Consolidated Subsidiary hereby authorizes Parent or its representatives to pursue such Parent Consolidated Group refund claim either administratively with the IRS or by court action, and Parent and its representatives shall have the exclusive right to make any and all decisions to pursue, appeal or settle any such refund claim or any administrative or court proceeding with respect thereto. Each Subsidiary agrees to cooperate with Parent by furnishing all records and documents and making available personnel for testimony necessary or helpful to the pursuit of such Parent Consolidated Group refund claim. Upon the receipt by Parent of any refund relating to such Parent Consolidated Group refund claim, Parent shall pay to each Consolidated Subsidiary, if applicable, the lesser of the (i) the reduction of the Parent Consolidated Group tax liability as result of the tax attribute originating with such Consolidated Subsidiary or (ii) the amount of refund such Consolidated Subsidiary would have received if it had filed a separate tax returns for all consolidated return years (based upon the law and facts as finally determined in connection with such Parent Consolidated Group refund claim).

         8.       Miscellaneous Provisions.

                  8.1 State, Local and Foreign Income Taxes. In the event that the Parent Consolidated Group (or any member thereof) is required or elects to file unitary, combined, or consolidated state, local or foreign income tax returns, all of the principles embodied in this Agreement shall apply in connection with the determination and allocation of such tax liabilities among the appropriate members of the Parent Consolidated Group.

                  8.2 Authority to Change Agreement . Each of the Consolidated Subsidiaries hereby agrees that Parent, as the common parent, shall have the authority to make any necessary alterations in this Agreement to comply with any changes in the provisions of the Code or Regulations relating to consolidated Federal income tax returns to the extent that failure to make any alteration will result in a violation of such provisions.

                  8.3 Consent to Regulations. Each of the parties to this Agreement which at any time during a taxable year has been a member of the Parent Consolidated Group consents to all Regulations relating to the filing of a consolidated tax return prescribed under Section 1502 of the Code.

                  8.4 New Members of Consolidated Group. Any Subsidiary of Parent which becomes a controlled corporation required to join in the consolidated tax return with Parent shall become a member of the Parent Consolidated Group by signing a master copy of this Agreement which shall be maintained by Parent.

                  8.5 Governing Law. This Agreement shall be governed by the laws of the State


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of Delaware.

                  8.6 Term of Agreement. This Agreement shall remain in effect so long as two or more of the parties hereto continue to qualify as members of the Parent Consolidated Group, but shall apply to members only during the period they are part of the Parent Consolidated Group for Federal income tax purposes.

                  8.7 Subsequent Alterations and Modifications. Subject to the rights of Parent set forth in subsection 8.2 above to modify the provisions of this Agreement for purposes of conforming with the applicable provisions of the Code or Regulations relating to consolidated Federal income tax returns, all alterations and modifications of this Agreement shall be in writing and signed by all parties, provided, however, that no material alteration or modification shall be effective unless IBJ Schroder Bank & Trust Company shall have received an opinion of counsel that such alteration or modification shall not cause a material adverse effect to the holders of the Consolidated Subsidiary's 11% Senior Notes due 2008, issued under an Indenture dated as of May 15, 1998.

                  8.8 Elections. Any consolidated tax return elections required to be made shall be made by Parent on behalf of all members of the Group. If a member is required to separately consent to such election, such consent shall be made on a timely basis by such member.

                  8.9 Equity. This Agreement is intended to provide for an allocation of tax liability amongst the parties in an equitable manner and any dispute resulting from a situation which is not specifically provided for herein or because a paragraph is unclear or is in conflict with this principle shall be resolved so as to achieve an equitable allocation of tax liability. Further, the parties agreed to cooperate with each other and give each other full access to books and records and other information as may be necessary to give proper effect to this Agreement.

         IN WITNESS WHEREOF, Parent and the Consolidated Subsidiary whose names are subscribed hereto have entered into this Agreement as of the day and year first above written.

                                        PARENT

                                        SGH HOLDINGS, INC.

                                        By:  /s/ Sheldon G. Hurst
                                             ------------------------------

                                        CONSOLIDATED SUBSIDIARY

                                        TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                        By:  /s/ Sheldon G. Hurst
                                             ------------------------------



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